Exhibit 99.1

MARCUS, Iowa, October 19, 2006 — The Board of Directors of Little Sioux Corn Processors, LLC (the “Company”) announced the results of an independent valuation of the fair market value of the total equity of the Company and value of a singe membership unit of the Company.  The Board of Directors obtained the independent valuation to assist the Board of Directors and management for a number of factors, including internal planning purposes and evaluating market opportunities available to the Company in light of the recent significant and rapid expansion of the ethanol industry, the number of recent public offerings by ethanol production companies, and the considerable interest by companies desiring to go public in acquiring ethanol production companies such as Company.

The fair market value assessment of the Company was performed by Corporate Valuation Advisors, Inc. of Brookfield, Wisconsin, an independent business valuation firm (“CVA”).  CVA, as part of its appraisal business, engages in the valuation of businesses in the agricultural, chemical and energy industries, with experience in dairy cooperative, agricultural and food product companies, chemical processing and gasoline additive and refined product plants and other special use appraisals.

In performing its valuation, CVA first conducted a business enterprise evaluation of LSCP, LLLP (“LSCP” or the “Partnership”) which owns and operates a 52 million-gallon per year ethanol plant near Marcus, Iowa.  The Company is the sole general partner and owns 2,189 units of limited partnership interests in LSCP, or 60.154% of the total partnership interests of LSCP, which represents substantially all of the Company’s assets.  CVA’s business enterprise evaluation of LSCP utilized a methodology combining the income approach and the market approach. The income approach is based on the present value of discounted pro forma cash flows accruing to the Company. The market approach establishes value through the formulation of price-earnings multiplies derived from the share trading price and financial data of publicly traded companies engaged in the same or similar business activities and recent sales of similar companies.

Based on a business enterprise value of $275.0 million for LSCP and after subtracting the debt outstanding as of June 30, 2006 of $17.7 million, CVA concluded that the fair market value of the Company’s interest in LSCP and a single membership unit of the Company as of June 30, 2006, was as follows:

Fair Market Value of the Total Equity Interests of LSCP	$257,000,000

Fair Market Value of the Company’s 60.154% Interest in LSCP	154,600,000

Fair Market Value of Single Membership Unit of the Company (10,941 Units outstanding at June 30, 2006)	$14,129

Fair Market Value is defined as the amount at which the total equity of the Company and a single membership unit would equitably exchange between a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts.

The Company has no plans, formal or informal to engage CVA for any other valuation assignment.

A note about forward-looking statements:

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include our expectations about possible business combinations, our growth strategies, our future financing plans, and our anticipated needs for working capital, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.